UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2020

PUMA BIOTECHNOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35703	77-0683487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10880 Wilshire Boulevard, Suite 2150

Los Angeles, California 90024

(Address of principal executive offices) (Zip Code)

(424) 248-6500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PBYI	The NASDAQ Stock Market LLC
(NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On March 16, 2020 (the “Effective Date”), Jeff J. Ludwig joined Puma Biotechnology, Inc. (the “Company”) as its Chief Commercial Officer. Prior to joining the Company, Mr. Ludwig, age 54, worked as the Vice President Oncology Sales for Astellas Pharma Inc. (“Astellas”), a multinational pharmaceutical company based in Japan, from September 2019 until March 2020, where he led multiple sales teams across several oncology therapeutic products, a significant label expansion in prostate cancer and a brand new launch in bladder cancer. Prior to joining Astellas, Mr. Ludwig worked at Amgen Inc. (“Amgen”), a multinational biopharmaceutical company based in California, from April 2001 until August 2019, where he most recently held the position of Vice President Oncology Sales from January 2014 to August 2019. During his tenure as Vice President of Oncology Sales, he led the sales organization through numerous successful launches and contributed to a multi-billion dollar portfolio of therapeutic and supportive care products. Before assuming the Vice President of Oncology Sales role, he successfully held various other leadership positions in both oncology sales and marketing. Prior to joining Amgen, Mr. Ludwig worked in various sales and marketing roles at Eli Lilly and Company from 1988 until 2001. Mr. Ludwig holds a B.S. in business from Arizona State University where he graduated with honors.

Pursuant to the terms of a letter agreement between the Company and Mr. Ludwig, Mr. Ludwig will serve as the Company’s Chief Commercial Officer on an at-will basis. The letter agreement provides that Mr. Ludwig will receive an annual base salary of $550,000 per year and will be eligible for an annual discretionary cash bonus with a target of 40% of his base salary. Mr. Ludwig will also receive a signing bonus equal to $725,000 in connection with the commencement of his employment.

If Mr. Ludwig’s employment is terminated by the Company for “cause” (as defined in the letter agreement), or by Mr. Ludwig for any reason, in either case before the third anniversary of the Effective Date, Mr. Ludwig will be required to repay a portion of the signing bonus, as set forth in the following table:

Employment Termination Date	Repaid Portion of Signing Bonus
Prior to or on the first anniversary of Effective Date	100%
Following the first anniversary of Effective Date, but prior to or on the second anniversary of Commencement Date	67%
Following the second anniversary of Effective Date, but prior to or on the third anniversary of Commencement Date	33%

The letter agreement further provides for Mr. Ludwig to receive an option to purchase 320,000 shares of the Company’s common stock, which will vest as to 1/3 of the shares underlying the option on the first anniversary of the Effective Date and as to 1/36 of the shares underlying the option on each monthly anniversary thereafter, subject to Mr. Ludwig’s continued employment. Additionally, Mr. Ludwig will be eligible to participate in the Company’s benefit plans.

Additionally, Mr. Ludwig will be eligible to receive additional equity awards based on the achievement of certain milestones tied to annual U.S. Nerlynx sales levels, subject to Mr. Ludwig’s continued employment through the applicable grant date and subject to approval by the Company’s board of directors.

In the event Mr. Ludwig’s employment is terminated by the Company without cause or by Mr. Ludwig for “good reason” (as defined in the letter agreement), he will be entitled to receive the following:

•	an amount equal to his then-current base salary and target bonus;

•	up to 12 months continuation of healthcare benefits to him and his dependents; and

•	in the event such termination occurs on or within 18 months following a change in control of the Company, full vesting of all then-outstanding and unvested Company equity awards.

All severance payments and benefits are contingent upon Mr. Ludwig’s execution and non-revocation of a general release of claims in favor of the Company.

The letter agreement contains customary confidentiality and assignment of inventions provisions that survive the termination of the letter agreement for an indefinite period, as well as a non-solicitation provision extending until one year after his termination of employment with the Company.

There are no arrangements or understandings between Mr. Ludwig and any other person pursuant to which he was selected as an officer, nor are there any transactions in which Mr. Ludwig has an interest that would be reportable under Item 404(a) of Regulation S-K.

In accordance with the Company’s customary practice, the Company is entering into its standard form of indemnification agreement with Mr. Ludwig, which will require the Company to indemnify him against certain liabilities that may arise as a result of his status or service as an officer. The description of Mr. Ludwig’s indemnification agreement is qualified in its entirety by the full text of the form of indemnification agreement, which is attached as Exhibit 10.8 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUMA BIOTECHNOLOGY, INC.

Date: March 23, 2020	By:	/s/ Alan H. Auerbach
Alan H. Auerbach
Chief Executive Officer and President